EXHIBIT 99.1


                                                    Contact: Robert A. Lerman
                                                               860-683-2005
NEWS   RELEASE                                                 OTCBB:  TDYT
                                                               February 15, 2006

           THERMODYNETICS' REPORTS NET SALES FOR CONTINUING OPERATIONS
                  NET SALES INCREASED 38% IN THE THIRD QUARTER
                       AND 17% FOR THE LATEST NINE MONTHS

WINDSOR, CT - Wednesday, February 15, 2006 - Thermodynetics, Inc. (TDYT: OTCBB)

                  Net sales from continuing operations for the three months ended December 31, 2005 increased by $1,244,000, or 38% over the prior year. For the nine month period, net sales were $13.6 million, or 17% above the period ended December 31, 2004. Expectations for the March 2006 fiscal year are for sales to exceed $18 million.

         The increase in year to date sales is due largely to the continued strong performance in the domestic housing market and air conditioning for marine applications. Our marketing of heat exchangers containing high efficiency special purpose enhanced surface titanium tubing for the swimming pool and spa heat pump industry has received an exceptionally strong response.

         Cost of sales increased for both the three and nine month periods of the current year, compared to the same periods in the prior year. The cost of metals, principally copper, copper alloys and titanium has risen sharply to their highest levels in the past six years; although the effects of metal cost changes are shared to a large degree with customers, the impact is a net reduction of gross margin. Further, the pass through of a portion of such material price increases can only be periodically adjusted. Effective with the new calendar year, price increases have been instituted and improvement in gross margin is expected.

         The increase in selling, general and administrative expenses over the prior year was 10% and 11% for the three and nine month periods, respectively. Personnel were added in customer service, engineering and other support functions to both support the additional sales base and assist in the development of future products. The Company plans on further additions to its marketing and engineering staff during the balance of the fiscal year and into fiscal 2007 to support new products and markets.

                              ABOUT THERMODYNETICS
         Thermodynetics, Inc. is a manufacturer of high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. The Company markets its tubing products to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries.

         The Company's tubing products are presently used in heat pumps as condensers and evaporators in heating, refrigeration, food processing and air-conditioning systems; in the biomedical field (as blood or intravenous fluid heat exchangers); in heat recovery units used to heat water with waste heat from air conditioning and refrigeration systems; in ice production systems; in laser coolers, beverage dispensers, food processing systems, chillers, heat pump systems and boilers, and modules for use as components in large condensing or desuperheater systems; and are generally usable in most applications where heat transfer is required. The tubing is also used as a flexible connector in plumbing applications.


                                                     Figures in $000's, Except for Per Share Data
                                                Three Months Ended                         Nine Months Ended
                                                   December 31,                               December 31,
                                            2005                 2004                   2005               2004
                                            ----                 ----                   ----               ----
Net Sales                                  $ 4,531              $ 3,287                $13,596            $11,591
Operating Income                           $   297              $   273                $ 1,020            $ 1,139
Income from Continuing Operations
         Before Income Taxes               $   177              $   172                $   670            $   853
Provision for Income Taxes                 $     0              $    47                $   155            $   168
Income From Continuing Operations          $   177              $   125                $   515            $   685
Income (Loss) from Discontinued
         Operations, Net of Tax            $  (142)             $     6                $(1,211)           $  (138)
Net Income (Loss)                          $    35              $   131                $  (696)           $   547

Weighted Shares Outstanding-
         Basic and Diluted               3,983,782            3,946,219               3,978,873         3,942,824

Earnings (Loss) Per Share-
         Basic and diluted
From Continuing Operations                 $   .04              $   .03                $   .13            $   .17
From Discontinued Operations               $  (.03)             $   .00                $  (.30)           $  (.03)
Total Earnings (Loss) Per Share            $   .01              $   .03                $  (.17)           $   .14


FORWARD LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, changes in unit prices, and supply and demand for the Company's tubing product line especially in applications serving the commercial, industrial and residential construction industries.

         When used, words such as "believes," "anticipates," "expects," "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.